Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 4, 2025
Registration Statement Nos. 333-268757 and 333-268757-18

**PRICING DETAILS** $1.2BN Offered Exeter Automobile Receivables Trust (EART) 2025-5 Subprime Auto ABS

Joint Bookrunners: Wells Fargo Securities (str), Barclays, Deutsche Bank Securities, and Mizuho
Co-Managers: BNP Paribas, Citigroup

-Capital Structure-
CL	Size($MM)*	Offered($MM)*	S&P/M**	WAL^	P. WIN^	E. MTY^	L. MTY	BENCH	Spread	YLD%	CPN%	$PRICE
A-1	$122.000	$115.900	A-1+/P-1	0.13	01-03	02/2026	11/2026	I-CRV	26	4.201	4.201	100.00000
A-2	$264.280	$251.066	AAA/Aaa	0.54	03-11	10/2026	06/2028	I-CRV	63	4.421	4.380	99.99961
A-3	$245.480	$233.206	AAA/Aaa	1.41	11-23	10/2027	11/2029	I-CRV	65	4.279	4.240	99.99821
B	$132.330	$125.713	AA/Aaa	2.15	23-29	04/2028	07/2030	I-CRV	75	4.327	4.280	99.98258
C	$135.510	$128.734	A/Aa3	2.74	29-37	12/2028	03/2032	I-CRV	115	4.733	4.680	99.98210
D	$173.690	$165.005	BBB/Baa3	3.52	37-48	11/2029	03/2032	I-CRV	160	5.216	5.160	99.99939
E	$141.870	$134.776	BB-/NR	4.44	48-56	07/2030	06/2033	I-CRV	360	7.265	7.150	99.97195
** Expected Ratings
^ 1.50% ABS to 5.00% Clean-Up Call

-Transaction Summary-
Issued Size: $1,215,160,000
Offered Size: $1,154,400,000
Exp. Settle: 11/17/2025
First Pay Date: 12/15/2025
Pxg Speed: 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
ERISA Eligible: (Class A-D): Yes | (Class E): No
Exp. Ratings: S&P/Moody's
Min Denoms: (Class A-D): $1k x $1k | (Class E): $1,867,000 x $1k
BBG Ticker: EART 2025-5
B&D: Wells Fargo Securities

-Available Information-
Preliminary Prospectus: Attached
Preliminary Offering Memorandum: Attached
Ratings FWP: Attached
Intex CDI: Attached
Intexnet Deal Name: wseart202505 | Password: KB72
Dealroadshow: https://dealroadshow.com | Code: EART20255
Dealroadshow Direct Link: https://dealroadshow.com/e/EART20255

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2025-5 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751.